

Keith Haring (1958–1990)

Download deal sheet



87
HARING©

After reviewing almost 160 other examples, Masterworks privately secured the Painting directly from the Owner, avoiding any additional intermediary fees and maximizing potential returns.

WATCH VIDEO

Initial Offering Price
$1,221,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$3.0m
$2.0m
$1.0m
$0.0m
89
94
99
04
09
14
19
24

Price Appreciation of Similar Works
14.8%

Sharpe Ratio (1988-2019) watch video

Keith Haring	▲1.10
All Art	0.26
S&P 500	0.50

30% Progress

INVEST NOW

WHY WE LIKE THIS PAINTING

- Keith Haring was an iconic 1980s street artist, globally recognized for his graphic style and social activism.
- Close contemporaries of Haring such as Jean-Michel Basquiat have achieved auction records in excess of $100 million, while the top records for Haring's work at auction have yet to exceed $7,000,000.
- A major exhibition of the artist's work, titled "Keith Haring: Art is for Everybody" is set to open in May 2023 at the Broad museum in Los Angeles, and will feature over 120 examples from throughout Haring's career.
- Executed in 1987, the Painting was created while Haring was visiting Knokke, a coastal town in Belgium, where he was commissioned to complete a monumental mural. It is a characteristic and commercial example of the artist's signature bold graphic style, executed with Day-glo paint on metal shelving units.
- The Painting comprises two highly popular and recognizable themes in Haring's work: the radiating pyramid, which references Ancient Egyptian antiquity, and the futuristic UFO. Both motifs appear in Untitled (1984), which sold in June 2021 for $5,937,264 and represents Haring's second most expensive price at auction.
- As of January 23, 2023, examples similar in scale, composition, and execution to the Painting have sold in excess of $1 million at auction, including: *Untitled (Oct. 4, 1984)* (1984), which is the same size as the Painting, sold for $1,050,000 in December 2020, *Untitled* (1983), which is also comparable in scale, sold for $1,285,245 in March 2019, and *Untitled* (1984), which is larger but features a similar palette and grotesque figure, sold for $2,385,315 in July 2020.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.


87
HARING ©

2021 Auction Sales
$28,793,658

2021 Number of Lots Sold
541

KEITH HARING

b. 1958–d. 1990, UNITED STATES

Oil on canvas | 39 × 39 in. (100 × 100 cm.)

Keith Haring was an iconic 1980s artist, whose origins in street art helped him develop a globally recognized graphic style.


87
HARING ©

$1,221,000

INITIAL OFFERING

14.8%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a characteristic example of Keith Haring's signature style, composed with bold lines, bright color, and simplified forms. Executed in 1987, the Painting was created while Haring was visiting Knokke, a coastal town in Belgium, where he was commissioned to complete a monumental mural. The work depicts an open-mouthed grotesque sea god, who ingests a whole fish. The monster is set against a bright yellow ground with the artist's signature use of vibration lines, which animate the figure and create energetic movement. Next to the sea god, Haring included his name and the date of creation, which gives the Painting a personal touch and sense of specificity. The inclusion of the copyright symbol at the bottom right corner may symbolize the artist's acknowledgement of his popular imagery and the proliferation of his distinct visual language. Emblematic of the artist's distinct visual lexicon, the execution of the Painting demonstrates Haring's use of graphic, reductive forms, influenced by graffiti and the sub-culture of New York in the 1980s, while also possibly referencing Egyptian hieroglyphics and Mayan pictograms. Drawing upon these latter sources in particular, Haring appreciated that "in earlier civilizations, symbols were much more versatile," which lends a universality and immediacy to the Painting's composition. As of January 24, 2023, examples similar in scale, composition, and execution to the Painting have sold in excess of $1 million at auction. These include *Untitled (Oct. 4, 1984)* (1984), which is the same size as the Painting, and sold for $1,050,000 at Sotheby's, New York, on December 3, 2020, *Untitled* (1983), which is also comparable in scale to the Painting, and sold for £975,000 ($1,285,245) at Sotheby's, London, on March 6, 2019, and *Untitled* (1984), which is larger but features a similar palette and grotesque figure, and sold for £1,875,000 ($2,385,315) at Sotheby's, London, on July 28, 2020. The Painting's subject, style, and execution make it a commercial and desirable work by Keith Haring.

AS OF JANUARY 24, 2023, KEITH HARING'S TOP THREE AUCTION RECORDS INCLUDE, *UNTITLED* (1984), WHICH SOLD FOR £4,301,250 ($5,937,264) AT CHRISTIE'S, LONDON ON JUNE 30, 2021, *UNTITLED* (1986), WHICH SOLD FOR $5,779,200 AT SOTHEBY'S, NEW YORK ON MAY 12, 2021, AND *SILENCE = DEATH* (1988), WHICH SOLD FOR $5,609,500 AT CHRISTIE'S, NEW YORK, ON MAY 15, 2019.

Haring's work continues to be collected around the world and is included in the permanent collections of important institutions, such as the Museum of Modern Art and the Whitney Museum of American Art in New York, and the Los Angeles County Museum of Art, among others. A major exhibition of the artist's work, titled "Keith Haring: Art is for Everybody" is set to open at the Broad in Los Angeles, in May 2023, and will feature over 120 examples from throughout Haring's career. Though Keith Haring's records at auction are far behind his friend and contemporary Jean-Michel Basquiat, whose record at auction exceeds $100 million, as of January 24, 2023, four of the artist's top five auction records have been set in the last three year, with the top three auction records led by, *Untitled* (1984), which sold for £4,301,250 ($5,937,264) at Christie's, London on June 30, 2021, *Untitled* (1986), which sold for $5,779,200 at Sotheby's, New York on May 12, 2021, and *Silence = Death* (1988), which sold for $5,609,500 at Christie's, New York, on May 15, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$4M
$3M
$2M
$1M
1988
1990
1993
1995
1998
2000
2003
2006
2008
2011
2013
2016
2018
2021

Keith Haring (b. 1958, Pennsylvania – d. 1990, New York) was an iconic 1980s artist, whose origins in street art helped him develop a globally recognized graphic style. Haring moved to New York City in 1978 and enrolled in the School of Visual Arts, and by 1980 Haring's artistic practice had become diverse in media and approach. He became particularly well known for white chalk drawings executed on black panels meant for advertisements in the NYC subway system. Inspired by the spontaneity and technical mastery of the ubiquitous graffiti of New York City in the 1970s, Haring developed a distinct style. Cartoon figures drawn in a thick outline, like the 'radiant baby,' became synonymous with Haring's aesthetic and earned him a spot in the now legendary Times Square Show, which was organized by COLAB (Collaborative Projects) in 1980 and featured one hundred up-and-coming artists, including Jean-Michel Basquiat, David Hammons, and Jenny Holzer. Following the show's success, Haring began to work with gallerist Tony Shafrazi, who put on an immediately successful solo show of Keith Haring's work in 1982, attended by important Pop artists like Roy Lichtenstein and Robert Rauschenberg. Haring was respected in artistic circles, and his close friends included Jean-Michel Basquiat, George Condo, Andy Warhol, Madonna, Yoko Ono, and David Bowie.


The
Pep
MANNY, MOE &


87
HARING ©

KEITH HARING


87
HARING©

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Keith Haring with the following criteria: paintings on canvas, linen, muslin or metal, that measure 20 inches by 20 inches to 80 inches by 80 inches and excluding tondos, shaped canvases, examples from "Red/Blue/Yellow" series, Disney or cartoon subjects, depictions of brand logos, portraits, examples with prominent sexual organs or depictions of sexual acts, and works with dense compositions. "Untitled" (1988) and "The Sneeze" (1984) were excluded due to their palettes, which are reminiscent of the "Red/Yellow/Blue" series, and "Untitled" (1989) was excluded for its atypical subject and composition. Where the auction house's buyer's premium was unavailable, the following buyer's premiums were applied: 10% was applied to "Untitled" (1995), which sold on November 21, 1996, "Untitled" (1982), which sold on May 4, 1995, "Untitled" (1982), which sold on February 24, 1993, and "Untitled" (1985), which sold on February 27, 1992. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.8% CAGR implied from selected sales occurring from February 16, 1989 to April 20, 2021.